Exhibit 5.2

August 27, 2021

Nicolet Bankshares, Inc.

111 N. Washington St.

Green Bay, Wisconsin 54301

RE:	Registration Statement on Form S-4 filed by Nicolet Bankshares, Inc., a Wisconsin corporation (the “Company”)

Ladies and Gentlemen:

I am Vice President Human Resources/Legal Counsel of Nicolet National Bank, a subsidiary of the Company. My opinion has been requested with respect to the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company to exchange (the “Exchange Offer”) an aggregate principal amount of up to $100,000,000 of its 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “New Notes”) for up to $100,000,000 in aggregate principal amount of its existing 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture, dated as of July 7, 2021 (the “Indenture”), by and between the Company, as issuer, and U.S. Bank National Association, as trustee, as contemplated by the Registration Rights Agreement, dated as of July 7, 2021, by and among the Company and the purchasers of the Old Notes. This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K and is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that (i) the Company is a corporation validly existing and in good standing under the State of Wisconsin, (ii) the Company has all requisite corporate power and authority to execute and deliver and perform its obligations under the New Notes and to consummate the Exchange Offer, (iii) the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Indenture and the New Notes and the consummation of the Exchange Offer have been duly authorized by the Company and (iv) the Indenture has been duly executed and delivered by the Company.

I am an attorney licensed to practice law in the State of Wisconsin. This opinion is limited to the laws of the State of Wisconsin, excluding local laws of the State of Wisconsin (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Wisconsin and judicial decisions to the extent they deal with any of the foregoing), and no opinion is expressed as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Michele McKinnon
Michele McKinnon
Vice President Human Resources/Legal Counsel